Exhibit 99.1

Consolidated Financial Statements

(In U.S. dollars)

ATI TECHNOLOGIES INC.

Years ended August 31, 2006, 2005 and 2004

KPMG LLP	Telephone	(416) 228-7000
Chartered Accountants	Fax	(416) 228-7123
Yonge Corporate Centre	Internet	www.kpmg.ca
4100 Yonge Street Suite 200
Toronto ON M2P 2H3
Canada

AUDITORS’ REPORT TO THE SHAREHOLDERS

We have audited the consolidated balance sheets of ATI Technologies Inc. as at August 31, 2006 and 2005 and the consolidated statements of operations and retained earnings and cash flows for each of the years in the three-year period ended August 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

With respect to the consolidated financial statements for the year ended August 31, 2006, we conducted our audit in accordance with Canadian generally accepted auditing standards and the auditing standards of the Public Company Accounting Oversight Board (United States). With respect to the consolidated financial statements for each of the years in the two-year period ended August 31, 2005, we conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at August 31, 2006 and 2005 and the results of its operations and its cash flows for each of the years in the three-year period ended August 31, 2006 in accordance with Canadian generally accepted accounting principles.

Canadian generally accepted accounting principles vary in certain significant respects from U.S. generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in note 21 to the consolidated financial statements.

Chartered Accountants

Toronto, Canada

November 30, 2006

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.

KPMG LLP	TELEPHONE	(416) 228-7000
Chartered Accountants	Fax	(416) 228-7123
Yonge Corporate Centre	Internet	www.kpmg.ca
4100 Yonge Street Suite 200
Toronto ON M2P 2H3
Canada

COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA - U.S. REPORTING DIFFERENCES

To the Board of Directors of ATI Technologies Inc.

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) that refers to the audit report on the effectiveness of the Company’s internal control over financial reporting. Our report to the shareholders dated November 30, 2006 is expressed in accordance with Canadian reporting standards, which do not require a reference to the audit report on the effectiveness of the Company’s internal control over financial reporting in the financial statement auditors’ report.

In addition, in the United States, reporting standards for auditors also require the addition of an explanatory paragraph (following the opinion paragraph) when there is a change in accounting principles that has a material effect on the comparability of the Company’s financial statements, such as the change described in note 1(o) to the consolidated financial statements. Our report to the shareholders dated November 30, 2006 is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the auditors’ report when the change is properly accounted for and adequately disclosed in the financial statements.

Chartered Accountants

Toronto, Canada

November 30, 2006

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.

ATI TECHNOLOGIES INC.

Consolidated Statements of Operations and Retained Earnings

(In thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

	2006	2005	2004
Revenues	$2,432,252	$2,222,509	$1,996,717

Cost of revenues	1,741,252	1,608,582	1,303,802

Gross margin	691,000	613,927	692,915

Operating expenses:
Selling and marketing	156,267	146,352	117,597
Research and development	362,591	327,017	265,491
Administrative	82,324	61,808	46,702
Amortization of intangible assets (note 7)	13,332	8,919	6,115
Stock-based compensation (note 12)	51,104	42,504	7,583
Other charges (recoveries) (note 16)	14,412	2,508	(304)

	680,030	589,108	443,184

Income from operations	10,970	24,819	249,731

Interest and other income, net	28,902	14,935	2,950

Interest expense (note 11)	(2,078)	(2,096)	(2,058)

Income before income taxes and non-controlling interest	37,794	37,658	250,623

Income taxes (note 13)	4,744	20,729	45,824

Income before non-controlling interest	33,050	16,929	204,799

Non-controlling interest	21	—	—

Net income	33,071	16,929	204,799

Retained earnings, beginning of year	293,370	308,825	104,026

Adjustment to opening retained earnings:
Change in accounting policy on stock-based compensation (note 1(o))	—	(13,843)	—

Repurchase of common shares (note 12(a))	(25,092)	(18,541)	—

Retained earnings, end of year	$301,349	$293,370	$308,825

Net income per share (note 14):
Basic	$0.13	$0.07	$0.84
Diluted	0.13	0.07	0.80

Weighted average number of common shares outstanding (000’s):
Basic	253,061	250,680	245,257
Diluted	258,100	258,314	256,208

See accompanying notes to consolidated financial statements.

ATI TECHNOLOGIES INC.

Consolidated Balance Sheets

(In thousands of U.S. dollars)

August 31, 2006 and 2005

	2006	2005
Assets

Current assets:
Cash and cash equivalents	$219,874	$223,277
Short-term investments (note 3)	376,801	363,370
Accounts receivable	362,380	386,264
Inventories (note 4)	362,352	348,209
Prepayments and sundry receivables	28,917	24,463
Future income tax assets (note 13)	11,156	5,348

Total current assets	1,361,480	1,350,931

Capital assets (note 5)	124,748	112,875
Intangible assets (note 7)	36,157	17,631
Goodwill (note 7)	193,125	190,095
Long-term investments (note 8)	291	291
Tax credits recoverable	115,955	75,648
Future income tax assets (note 13)	52,776	28,425

Total assets	$1,884,532	$1,775,896

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$306,149	$362,926
Accrued liabilities	347,270	318,596
Deferred revenue (note 10)	8,201	24,576
Current portion of long-term debt (note 11)	2,512	1,852

Total current liabilities	664,132	707,950

Long-term debt (note 11)	29,694	29,110
Future income tax liabilities (note 13)	37,030	24,698

Total liabilities	730,856	761,758

Non-controlling interest	94	—

Shareholders’ equity (note 12):
Share capital:
Authorized:
Unlimited preferred shares
Unlimited common shares
Issued and outstanding:
258,642,724 common shares (2005 - 251,473,305)	765,708	665,566
Treasury stock	(7,840)	(14,867)
Contributed surplus	86,091	61,795
Retained earnings	301,349	293,370
Currency translation adjustments	8,274	8,274

Total shareholders’ equity	1,153,582	1,014,138

Total liabilities and shareholders’ equity	$1,884,532	$1,775,896

Commitments and contingencies (notes 4, 6, 18 and 22)

Guarantees (note 15)

Subsequent event (note 23)

See accompanying notes to consolidated financial statements.

/s/ David E. Orton	/s/ Patrick G. Crowley
President and Chief Executive Officer	Chief Financial Officer

ATI TECHNOLOGIES INC.

Consolidated Statements of Cash Flows

(In thousands of U.S. dollars)

Years ended August 31, 2006, 2005 and 2004

	2006	2005	2004
Cash provided by (used in):

Operating activities:
Net income	$33,071	$16,929	$204,799
Items which do not involve cash:
Future income taxes	(14,061)	(12,839)	(2,275)
Stock-based compensation (note 12)	47,194	41,882	5,849
Depreciation and amortization	43,809	31,575	26,031
Gain on short-term investments	(1,787)	(468)	—
Loss (gain) on long-term investments	(75)	1,580	1,307
Loss (gain) on disposal of long-lived assets	1,218	—	(538)
Unrealized foreign exchange loss	1,647	2,560	961
Non-controlling interest	(21)	—	—
Changes in non-cash operating working capital:
Accounts receivable	25,869	(20,620)	(131,096)
Inventories	(14,143)	(93,342)	(78,373)
Prepayments and sundry receivables	(4,869)	(1,950)	9,358
Accounts payable	(57,521)	88,148	83,576
Accrued liabilities	28,126	95,913	85,130
Deferred revenue	(17,224)	(4,555)	(8,538)
Tax credits recoverable	(41,881)	(42,643)	(11,240)

	29,352	102,170	184,951
Financing activities:
Principal payments on long-term debt	(1,865)	(1,663)	(1,442)
Issuance of common shares	90,131	30,170	56,531
Repurchase of common shares (note 12(a) and (d))	(30,393)	(23,856)	(22,100)
Proceeds from sale of treasury stock	—	9	—

	57,873	4,660	32,989

Investing activities:
Purchase of short-term investments	(805,141)	(495,971)	(268,515)
Maturity and proceeds from sales of short-term investments	793,497	322,377	128,991
Additions to capital assets	(43,034)	(48,831)	(20,671)
Purchase of long-term investments	—	—	(98)
Proceeds from investments	75	880	—
Proceeds from disposal of long-lived assets	—	—	2,489
Acquisitions, net of cash acquired (note 6)	(36,421)	(22,057)	(2,071)

	(91,024)	(243,602)	(159,875)

Foreign exchange gain on cash held in foreign currency	396	441	638

Increase (decrease) in cash and cash equivalents	(3,403)	(136,331)	58,703

Cash and cash equivalents, beginning of year	223,277	359,608	300,905

Cash and cash equivalents, end of year	219,874	223,277	359,608

Short-term investments	376,801	363,370	189,308

Cash position, end of year	$596,675	$586,647	$548,916

Supplemental cash flow information (note 20)

See accompanying notes to consolidated financial statements.

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

The principal business activities of ATI Technologies Inc. (the “Company”) are the design, manufacture and sale of innovative 3D graphics and digital media silicon solutions. The Company markets its products to original equipment manufacturers, system builders, distributors and retailers primarily in North America, Europe and the Asia-Pacific region.

1.	Significant accounting policies:

(a)	Basis of presentation:

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) and are presented in U.S. dollars. No material differences would result if these consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission, except as disclosed in note 21.

(b)	Principles of consolidation:

These consolidated financial statements include the accounts of the Company and its subsidiaries, as well as the Company’s proportionate 50.0% ownership in a joint venture formed to own an office building in Markham, Ontario. All of the Company’s subsidiaries are wholly owned with the exception of ATI Finland Oy (“ATI Finland”), which as of August 31, 2006, was 96.2% owned. All significant intercompany balances and transactions have been eliminated upon consolidation. The Company has recorded a non-controlling interest on its balance sheet in respect of ATI Finland to reflect the related minority interest.

(c)	Cash and cash equivalents and short-term investments:

Cash and cash equivalents include all highly liquid instruments with a maturity of less than 90 days from the acquisition date. The carrying amounts of cash and cash equivalents are stated at cost, which approximates their fair values. The Company’s short-term investments include highly liquid instruments with a maturity date of 90 days or more but less than one year from the acquisition date. Short-term investments include: (i) auction rate paper that is carried at cost, which approximates fair value; (ii) portfolio investments, consisting of actively managed funds holding corporate obligations, agency discount notes, money market funds and commercial paper; and (iii) corporate bonds. Both portfolio investments and corporate bonds are carried at amortized cost plus accrued interest. The Company regularly reviews the carrying value of its investments. Should there be a decline in value that is other than a temporary decline, the Company measures the amount of the write-down based on the quoted market value of the investments and charges such write-down to the consolidated statements of operations and retained earnings.

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

1.	Significant accounting policies (continued):

(d)	Inventories:

Raw materials are stated at the lower of cost and replacement cost. Finished goods and work in process are stated at the lower of cost and net realizable value. In determining net realizable value, the Company considers factors such as market conditions, the aging of inventory and forecasted future demand. Cost is determined on a first-in, first-out basis.

(e)	Capital assets:

Capital assets are recorded at cost, net of related investment tax credits, and are depreciated over their estimated useful lives. Estimated useful lives for principal asset categories are as follows:

Asset	Method	Rate
Buildings	Diminishing balance	5.0%
Building under capital lease	Straight line	15 years
Laboratory and computer equipment	Diminishing balance/straight line	33 1/3%/over one to five years
Computer software	Diminishing balance/straight line	50.0%/over two to three years
Production equipment	Diminishing balance/straight line	20.0%/over one to three years
Office equipment	Diminishing balance/straight line	20.0%/over three years
Leasehold improvements	Straight line	Over term of lease

(f)	Goodwill:

The Company does not amortize goodwill but is required to evaluate goodwill annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Impairment is tested at the reporting unit level by comparing the carrying value of the reporting unit in which the goodwill resides to its fair value. The fair values of the reporting units are estimated using a discounted cash flow approach. To the extent a reporting unit’s carrying amount exceeds its fair value, an impairment of goodwill exists. Impairment is then measured by comparing the fair value of goodwill, determined in a manner similar to a purchase price allocation, to its carrying amount. During the fourth quarters of fiscal 2006 and 2005, the Company performed its annual goodwill impairment test and determined that there was no goodwill impairment.

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

1.	Significant accounting policies (continued):

(g)	Intangible assets:

Intangible assets are recorded at cost and are amortized on a straight-line basis over their estimated useful lives as follows:

Purchased in-process research and development (“R&D”)	10 months
Core technology	2 - 5 years
Workforce	3 years
Customer relationship	5 years
Other	8 months - 3 years

(h)	Impairment of long-lived assets:

The Company reviews capital and intangible assets for impairment on a regular basis or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability is assessed by comparing the carrying amount to the projected undiscounted future net cash flows that the long-lived assets are expected to generate. If the carrying amount exceeds such cash flows, an impairment charge is recognized equal to the excess of the assets’ carrying value over their fair value.

(i)	Long-term investments:

Investees over which the Company does not have control or significant influence are accounted for by the cost method.

The Company regularly reviews the carrying values of its long-term investments. Should there be a decline in value of the Company’s long-term investments that is other than a temporary decline, the Company measures the amount of the write-down based on the fair value of the shares of the investee and charges such write-down to the consolidated statements of operations and retained earnings.

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

1.	Significant accounting policies (continued):

(j)	Revenue recognition:

Revenue is recognized when evidence of an arrangement exists, risks and rewards of ownership have been transferred to customers, selling price is fixed and determinable and collectibility is reasonably assured. Sales made to distributors and retailers under agreements allowing for price protection and/or rights of return are recognized at the time of sale to these customers. Estimated returns and allowances, price protection and sales rebates are recorded as a reduction of revenue at the time of revenue recognition. Estimates are based on historical experience, planned customer incentive programs and other relevant factors. If estimates of future market conditions and changing product life cycles in the marketplace are inaccurate, it may be necessary to increase customer incentive offerings, which could necessitate a further reduction in revenue. Such increases are recorded as a reduction of revenue at the time the program is introduced, anticipated or enhanced. The Company also provides for the estimated cost of product warranties at the time of revenue recognition.

The Company primarily uses a binding purchase order as evidence of its sales arrangements and, in certain cases, uses contractual agreements. The Company considers delivery to occur upon shipment, provided risk and rewards of ownership, including transfer of title, have passed to the customer. At the point of sale, the Company assesses whether collection is reasonably assured. If the Company determines that collection is not reasonably assured, the Company defers recognition of the revenue until collection becomes reasonably assured, which is generally upon receipt of cash.

The Company follows the percentage-of-completion method of accounting for contracts requiring the Company to develop customized technology to meet a customer’s specifications. Under such contracts, revenue is recognized based on the ratio of total costs incurred to date to overall estimated costs. Provisions for estimated losses on contracts, if any, are recognized when identified.

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

1.	Significant accounting policies (continued):

Where estimating the final outcome of a project is impractical, except to ensure that no loss will be incurred, the Company uses a zero estimate of profit until results can be estimated more precisely. Under this method, the portion of total contract revenue earned to date is determined by measuring total cost incurred. The Company then records an equal amount of revenue against costs. Cost of revenues is adjusted to recognize the profit element from the arrangement once the Company is able to estimate total revenue and total costs.

Cash received from customers in advance of the Company meeting its applicable revenue recognition criteria is recorded as deferred revenue.

(k)	Foreign currency translation:

The Company’s functional currency and that of its subsidiaries is the U.S. dollar. The Company’s subsidiaries are accounted for as integrated foreign operations. Transactions of the Company and its subsidiaries originating in foreign currencies are translated into U.S. dollars at the prevailing rates approximating those at the dates of the transactions. Monetary assets and liabilities are translated at the year-end rates of exchange and non-monetary items are translated at historical exchange rates. The resulting net gain or loss is included in the consolidated statements of operations and retained earnings.

(l)	Research and development expenditures:

Research costs, other than capital expenditures, are expensed as incurred. Development costs are expensed as incurred unless they meet the criteria under Canadian GAAP for deferral and amortization. The Company has not deferred any such development costs to date. R&D costs are reduced by related investment tax credits. The total investment tax credits for fiscal 2006 amounted to $45.3 million (2005 - $45.5 million; 2004 - $29.0 million).

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

1.	Significant accounting policies (continued):

(m)	Income taxes:

The Company uses the asset and liability method of accounting for income taxes. Future income tax assets and liabilities are recognized for future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, net operating loss carryforwards and undeducted R&D pools. Future income tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates is recognized in the year that includes the substantive enactment date. A valuation allowance is recorded against any future income tax asset if it is more likely than not that the asset will not be realized. Income tax expense or recovery is, primarily, the sum of the Company’s provision for current income taxes and the difference between opening and closing balances of future income tax assets and liabilities.

(n)	Net income per share:

Basic net income per share has been calculated by dividing the net income for the year by the weighted average number of common shares outstanding during the year. The Company uses the treasury stock method for calculating diluted net income per share. Diluted net income per share is computed similar to basic net income per share, except that the weighted average number of common shares outstanding is increased to include additional shares from the assumed exercise of stock options and equity-settled restricted share units (“RSUs”), if dilutive. The number of additional shares is calculated by assuming that outstanding stock options and RSUs were exercised and that the proceeds from such exercises were used to acquire shares of common stock at the average market price during the reporting year.

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

1.	Significant accounting policies (continued):

(o)	Stock-based awards:

(i)	Stock options:

The Company has share option plans, which are described in note 12. Any consideration paid by employees on exercise of stock options or purchase of stock is credited to share capital.

On September 1, 2004, the Company adopted the revised Canadian Institute of Chartered Accountants’ (“CICA”) Handbook Section 3870, Stock-based Compensation and Other Stock-based Payments, which requires the application of a fair value method of accounting to all stock-based compensation arrangements with employees. As a result, the Company is required to estimate the fair value of the stock options granted and expense that fair value over the service period which, in all cases, equals the vesting period of the stock options. Prior to September 1, 2004, the Company recorded no compensation cost on the grant of stock options to employees. In accordance with the transitional provisions of Section 3870, the Company has retroactively, without restatement, applied the fair value method of accounting for stock option awards granted since September 1, 2002, using the Black-Scholes option pricing model, and recorded an adjustment to opening retained earnings at September 1, 2004 in the amount of $13.8 million, representing the stock option expense, net of income taxes, for fiscal 2003 and 2004. The offsets to retained earnings are increases in contributed surplus and future income tax assets in the amounts of $17.5 million and $3.7 million, respectively. The stock option expense for the year ended August 31, 2006 was $33.0 million (2005-$34.0 million).

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

1.	Significant accounting policies (continued):

The following table reports certain pro forma amounts, adjusted to reflect stock-based compensation expense measured by the fair value method based on stock options issued subsequent to September 1, 2002, for the year ended August 31, 2004:

2004
Net income:
As reported	$204,799
Pro forma	191,481
Basic net income per share:
As reported	0.84
Pro forma	0.78
Diluted net income per share:
As reported	0.80
Pro forma	0.75

(ii)	Restricted share units and deferred share units:

The Company has RSU and deferred share unit (“DSU”) plans, which are described in note 12. For equity-settled RSUs, stock-based compensation, representing the underlying value of the common shares of the Company at the date of grant of the RSUs, is recognized evenly over the three-year vesting period. RSUs and DSUs that will be settled in cash are recorded as liabilities. The measurement of the liability and compensation costs for these awards is based on the intrinsic value of the award and is recorded as a charge to operating income over the vesting period of the award. Changes in the Company’s payment obligation subsequent to grant of the award and prior to the settlement date, due to changes in the market value of the underlying Company common shares, are recorded as a charge to operating income in the year incurred. The payment amount is established for cash-settled RSUs as of the vesting date of the award and for DSUs as of the later of the date of termination of employment or directorship.

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

1.	Significant accounting policies (continued):

(p)	Use of estimates:

The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting years presented. Significant estimates are used in determining the allowance for doubtful accounts, provision for inventory obsolescence, useful lives of long-lived assets, goodwill and long-lived asset impairment testing, valuation of long-term investments, realization of future tax assets, and estimates for sales returns and allowances, price protection and sales rebates. Management makes its estimates based on historical experience and on various other assumptions it believes are reasonable. Actual results could differ from those estimates.

(q)	Financial instruments:

During fiscal 2004, the Company adopted CICA Accounting Guideline (“AcG”) No. 13, Hedging Relationships, for its derivative instruments. The Company engages in activities to purchase certain derivative financial instruments, principally forward foreign exchange contracts, to manage its foreign currency exposures. The Company’s policy is not to utilize derivative financial instruments for trading or speculative purposes.

The Company formally documents all relationships between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives to specific assets and liabilities on the consolidated balance sheets or to specific firm commitments or anticipated transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

The Company purchases forward foreign exchange contracts to hedge anticipated Canadian dollar expenses pertaining to its operations in Canada. These instruments are not recognized in the consolidated financial statements at inception. Foreign exchange gains and losses on these contracts are deferred off-balance sheet and recognized as an adjustment to the operating expenses when the operating expenses are incurred.

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

1.	Significant accounting policies (continued):

Realized and unrealized gains or losses associated with derivative instruments, which have been terminated prior to the occurrence of the hedge transaction or cease to be effective prior to maturity, are deferred under other current, or non-current, assets or liabilities on the consolidated balance sheets and recognized in income in the period in which the underlying hedged transaction is recognized. In the event a designated hedged item is sold or extinguished or matures prior to the termination of the related derivative instrument, any realized or unrealized gain or loss on such derivative instrument is recognized in income.

(r)	Recently issued accounting pronouncements:

(i)	In January 2005, the CICA issued Handbook Section 3855, Financial Instruments - Recognition and Measurement, Section 1530, Comprehensive Income, and Section 3865, Hedges. The new standards will be effective for interim and annual financial statements commencing in the Company’s 2007 fiscal year. Earlier adoption is permitted. Most significantly for the Company, the new standards will require presentation of a separate statement of comprehensive income. Foreign exchange gains and losses on the translation of the financial statements of self-sustaining subsidiaries will be presented as a component of comprehensive income and accumulated in other comprehensive income, a separate component of shareholders’ equity. Derivative financial instruments will be recorded in the consolidated balance sheets at fair value and the changes in fair value of derivatives designated as cash flow hedges will be reported in comprehensive income. The existing hedging principles of AcG-13 will be maintained. The Company is assessing the impact of the new standards.

(ii)	In September 2005, the CICA issued Emerging Issues Committee (“EIC”) 156, Accounting by a Vendor for Consideration Given to a Customer (Including a Reseller of the Vendor’s Products). This abstract addresses how a vendor should account for consideration given to direct or indirect customers of the vendor, including resellers of the vendor’s product. This guideline is effective for the Company’s 2007 fiscal year. The Company is assessing the impact of the new standard.

(iii)	In December 2005, the CICA issued EIC-159, Conditional Asset Retirement Obligations. This abstract provides guidance on when a conditional asset retirement obligation should be recognized in accordance with Handbook Section 3110, Asset Retirement Obligations. This guideline is effective for the Company’s 2006 fiscal year. The adoption of this standard did not have an impact on the Company’s financial position, results of operations or cash flows.

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

2.	Financial instruments:

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents, short-term investments, accounts receivable and sundry receivables. The Company invests only in high-quality cash and cash equivalents and short-term investments. A majority of the Company’s accounts receivable is derived from sales to original equipment manufacturers, add-in-board manufacturers, original design manufacturers, distributors and retailers in the personal computer, cellular phone and digital television industries. The Company performs ongoing credit evaluations of its customers’ financial condition and limits the amount of credit extended when deemed necessary. In addition, a significant portion of the total accounts receivable is insured against possible losses. The Company maintains adequate reserves for potential credit losses as estimated by management.

The carrying amounts of cash equivalents, short-term investments, accounts receivable, sundry receivables, accounts payable and accrued liabilities approximate their fair market values because of the short-term nature of these instruments.

The fair values of the obligation under capital lease, mortgage payable and long-term notes payable approximate their carrying values.

The financial condition, operating results and cash flows of the Company may be materially and adversely impacted by a substantial weakening of the U.S. dollar against local currencies as the Company’s long-term debt and a significant amount of its operating expenses are paid in local currencies other than the U.S. dollar.

The Company enters into forward foreign exchange contracts (“Forwards”) to hedge its foreign currency exposure on expenses incurred for its Canadian operations. The Forwards obligate the Company to sell U.S. dollars for Canadian dollars in the future at predetermined exchange rates and are matched with anticipated future operating expenses in Canada. The Forwards do not subject the Company to risk from exchange rate movements because gains and losses on such contracts offset losses and gains on exposures being hedged. The counterparties to the Forwards are multinational commercial banks and, therefore, the credit risk of counterparty non-performance is low.

As at August 31, 2006, the Company has Cdn. $142.2 million (2005 - Cdn. $94.5 million) outstanding in Forwards that mature in the next nine months at an average exchange rate of 1.1202. All of the Forwards have become favourable to the Company since their inception and have an unrealized gain of $2.2 million at August 31, 2006 (2005 - $4.7 million).

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

3.	Short-term investments:

2006	Less than one year maturities	Yield to maturity
Portfolio investments	$127,647	4.12% - 5.59%
Corporate bonds	40,554	4.44% - 5.57%
Auction rate paper	208,600	5.28% - 5.48%

	$376,801	4.12% - 5.59%

2005	Less than one year maturities	Yield to maturity
Portfolio investments	$102,466	3.59% - 3.61%
Corporate bonds	47,607	2.17% - 3.86%
Auction rate paper	210,775	3.49% - 3.80%
Term deposits/certificates of deposit	2,522	3.20% - 5.70%

	$363,370	2.17% - 5.70%

At August 31, 2006 and 2005, the carrying value of short-term investments approximated their quoted market value. All short-term investments have a minimum credit rating of either A1 by Standard and Poor’s or P1 by Moody’s.

4.	Inventories:

	2006	2005
Raw materials	$50,280	$32,599
Work in process	150,589	193,448
Finished goods	161,483	122,162

	$362,352	$348,209

At August 31, 2006, the Company had non-cancellable inventory purchase commitments totalling $214.9 million (2005 - $223.6 million).

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

5.	Capital assets:

2006	Cost	Accumulated depreciation	Net book value
Land	$2,968	$—	$2,968
Buildings	18,750	3,636	15,114
Building under capital lease	33,268	9,791	23,477
Laboratory and computer equipment	107,017	58,288	48,729
Computer software	22,187	12,803	9,384
Production equipment	9,351	3,890	5,461
Office equipment	15,291	7,026	8,265
Leasehold improvements	17,783	6,433	11,350

	$226,615	$101,867	$124,748

2005	Cost	Accumulated depreciation	Net book value
Land	$2,968	$—	$2,968
Buildings	17,198	2,906	14,292
Building under capital lease	33,268	7,574	25,694
Laboratory and computer equipment	86,118	45,090	41,028
Computer software	24,278	16,244	8,034
Production equipment	6,153	2,175	3,978
Office equipment	12,813	5,348	7,465
Leasehold improvements	14,110	4,694	9,416

	$196,906	$84,031	$112,875

Depreciation expense related to capital assets amounted to $30.5 million in fiscal 2006 (2005 - $22.7 million; 2004 - $19.9 million). During the year ended August 31, 2006, the Company wrote off certain capital assets with a net book value of $1.6 million (2005 - $0.3 million).

6.	Acquisitions:

(a)	On April 27, 2006, the Company acquired 96.2% of the shares of Bitboys Oy (“Bitboys”), for cash consideration of $32.3 million. Bitboys is a Finland-based company that develops and licenses graphics hardware IP solutions for various wireless and embedded devices. The acquisition was accounted for using the purchase method, whereby the results of Bitboys have been included in the consolidated statements of operations and retained earnings and cash flows from the date of acquisition.

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

6.	Acquisitions (continued):

The estimated fair values of the net assets acquired are as follows:

Net assets:
Current assets, including cash of $1,311	$3,398
Future income tax assets	3,733
Capital assets	269
Purchased in-process R&D	4,200
Core technology	13,500
Customer relationship	9,000
Goodwill	8,871
Liabilities assumed - current	(2,915)
Liabilities assumed - long-term	(837)
Future income tax liabilities	(6,942)

Cash consideration	$32,277

The portion of the purchase price allocated to goodwill of $8.9 million was assigned to the Company’s reportable geographic segment as follows:

Europe	$8,871

The intangible assets are being amortized as follows:

Purchased in-process R&D	10 months
Core technology	5 years
Customer relationship	5 years

The purchase and sale agreement with respect to this acquisition also provides for Conditional Payments, as defined, of $5.8 million (Euro 4.5 million) and Milestone Payments, as defined, totalling $8.0 million (Euro 6.2 million). The Conditional Payments of $2.7 million (Euro 2.1 million) are payable on each of the first and second anniversary of the date of acquisition and $0.4 million (Euro 0.3 million) is payable on the third anniversary of the acquisition provided the intended recipients remain employed with the Company on the first and second anniversary dates. The obligations related to these payments are being recognized by a compensation expense charge to the consolidated statements of operations and retained earnings over the period to the first and second anniversary dates.

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

6.	Acquisitions (continued):

The Milestone Payments, if any, will be made based on the future attainment of certain technological milestones specified in the agreement. These amounts will be recorded as additional purchase price in the future at the time the specified milestones are achieved.

The Company has also entered into a Shareholders’ Agreement with the shareholders that continue to hold 3.8% of the shares. The agreement provides the Company with a call option and the shareholders with a put option that can be exercised under certain circumstances.

(b)	On March 3, 2006, the Company completed the acquisition of certain assets of Shanghai-based Macrosynergy, an XGI Technology alliance company, as well as related personnel working out of XGI Technology’s Santa Clara, California location, for cash consideration of $6.2 million. Macrosynergy specializes in multimedia add-in boards for personal computers. The purchase price was allocated to the net assets acquired, comprised of workforce of $6.0 million and capital assets of $0.2 million, based on their relative fair values at the date of acquisition. The useful life of the workforce acquired is three years.

(c)	On March 9, 2005, the Company acquired certain cable modem silicon intellectual property assets and certain employees of Terayon Communications Systems, Inc. (“Terayon”) for cash consideration of $11.3 million. Under the terms of the agreement, Terayon was eligible to receive additional consideration of up to $3.25 million, contingent upon achieving certain future deliverables. The purchase price was allocated to the net assets acquired, comprised of intangible assets of $13.3 million and other assets of $0.5 million based on their relative fair values at the date of acquisition. The useful lives of intangible assets acquired range from one to three years.

As at August 31, 2005, only $2.5 million of the contingency was earned. Additionally, the cash consideration of $11.3 million included $0.75 million which was tied to the last deliverable. As this was not achieved, the Company booked a reduction of $0.75 million to goodwill in fiscal 2006 representing the cash received from Terayon.

(d)	On February 24, 2005, the Company acquired CuTe Solutions Private Limited (“CuTe”) for cash consideration of $4.1 million. CuTe, a high-technology embedded solutions provider, is located in India. The acquisition was accounted for using the purchase method, whereby the results of operations of CuTe have been included in the consolidated statements of operations and retained earnings and cash flows from the date of acquisition.

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

6.	Acquisitions (continued):

The fair values of the net assets acquired were as follows:

Net assets:
Current assets, including cash of $41	$159
Capital assets	245
Core technology	2,891
Other intangible assets	1,100
Liabilities assumed	(248)

Cash consideration	$4,147

Core technology and the other intangible assets are being amortized as follows:

Core technology	2 years
Other intangible assets	8 months

(e)	On September 2, 2003, the Company acquired certain assets from AMI Technologies Corp., its exclusive sales organization for Taiwan and China since 1992, for cash consideration of $3.1 million. The purchase price was allocated to the net assets acquired, including intangible assets of $2.9 million, based on their relative fair values at the date of acquisition. The useful life of intangible assets acquired was approximately one year.

On September 30, 2004, the Company acquired the remaining assets located in Taiwan and China from AMI Technologies Corp. for cash consideration of $1.6 million. This acquisition was accounted for as a business combination. The purchase price was allocated to the net assets acquired, comprising intangible assets of $1.6 million and other assets of $12,000, based on their relative fair values at the date of acquisition. The useful life of intangible assets acquired was approximately one year.

(f)	On September 1, 2004, the Company acquired certain assets of RT&C International (“RT&C”), its sales organization for South Korea, for cash consideration of $1.3 million. This acquisition was accounted for as a business combination. The purchase price was allocated to the net assets acquired, comprising intangible assets of $1.3 million and other assets of $37,000, based on their relative fair values at the date of acquisition. The useful life of intangible assets acquired was approximately 16 months.

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

6.	Acquisitions (continued):

Under the terms of the agreement, RT&C is eligible to receive cash consideration up to $1.5 million, contingent upon RT&C achieving future performance targets within one year after the closing date. As at August 31, 2005, $750,000 of the contingency was earned. No further amounts will be earned in connection with this contingency.

7.	Intangible assets and goodwill:

The net book values of intangible assets and goodwill acquired are as follows:

2006	Cost	Accumulated amortization	Net book value
Core technology	$50,933	$30,953	$19,980
Purchased in-process R&D	4,200	1,680	2,520
Workforce	5,951	992	4,959
Customer relationship	9,000	600	8,400
Other	9,298	9,000	298

Total intangible assets	$79,382	$43,225	$36,157

Goodwill	$379,798	$186,673	$193,125

2005	Cost	Accumulated amortization	Net book value
Core technology	$38,226	$23,038	$15,188
Other	9,298	6,855	2,443

Total intangible assets	$47,524	$29,893	$17,631

Goodwill	$376,788	$186,693	$190,095

Amortization expense related to intangible assets amounted to $13.3 million for fiscal 2006 (2005 - $8.9 million; 2004 - $6.1 million).

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

7.	Intangible assets and goodwill (continued):

During the second quarter of fiscal 2006, the Company considered it more likely than not that it would be able to realize the future income tax asset acquired in the business combination with Nxtwave Communications Inc. (“Nxtwave”). The future income tax asset was previously not recognized as an identifiable asset. Accordingly, the Company reduced the $4.7 million goodwill acquired in the above-mentioned business combination to zero reflecting the realization of the tax benefit on Nxtwave’s pre-acquisition losses.

During the third quarter of fiscal 2006, the Company considered it more likely than not that it would be able to realize the future income tax asset acquired in the business combination with ArtX, Inc. (“ArtX”). The future income tax asset was previously not recognized as an identifiable asset. Accordingly, the Company reduced the amount of goodwill acquired in the above-mentioned business combination by $1.1 million, reflecting the realization of the tax benefit on ArtX’s pre-acquisition losses.

8.	Long-term investments:

	2006	2005
Share investments	$291	$291

Share investments consist of investments in other companies in which the Company has ownership interests ranging from approximately 0.8% to 4.0%.

(a)	During fiscal 2005, the Company fully wrote down its 13.2% investment in a private technology-based company, originally acquired in fiscal 2003, in the amount of $2.5 million, to reflect the other-than-temporary decline in its value. During fiscal 2006, the Company sold the investment for $75,000.

(b)	During fiscal 2004, the Company acquired an additional 130,027 shares in one of its private technology-based companies for cash consideration of $0.1 million that was part of a round of financing that reduced the Company’s ownership in the investment from 1.0% to 0.8%. The Company subsequently wrote down the entire investment by the amount of $1.3 million to reflect an other-than-temporary decline in its value.

Gains and losses from long-term investments are included in interest and other income, net, in the consolidated statements of operations and retained earnings.

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

9.	Credit facilities:

At August 31, 2006, the Company had available bank credit facilities of $21.0 million. The credit facilities are secured by way of general security agreements and personal property, covering the cash, credit balances and deposit instruments of the Company. Interest rates on the credit facilities vary and are based on the bank’s U.S. base rate, Canadian bank prime rate, U.S. dollar best lending rate or the LIBOR rate. At August 31, 2006 and 2005, there were no borrowings outstanding under these facilities.

Standby fees are calculated at rates of 0.125% to 0.15% per annum on the unused portion of the facilities.

10.	Deferred revenue:

Deferred revenue includes $4.0 million (2005 - $22.1 million), which represents milestone payments made by or owing from certain customers in connection with custom development arrangements entered into by the Company.

11.	Long-term debt:

	Interest rate	2006	2005
Obligation under capital lease (a)	6.31%	$19,499	$19,077
Mortgage payable (b)	6.96%	11,726	11,885
Long-term notes payable (c)	0.56%	981	—

		32,206	30,962

Less current portion		2,512	1,852

		$29,694	$29,110

(a)	Obligation under capital lease:

The Company’s obligation under capital lease represents the lease on a building facility occupied by the Company in Markham, Ontario. The capital lease is denominated in Canadian dollars. As at August 31, 2006, the remaining amount outstanding on the capital lease was $19.5 million (Cdn. $21.6 million).

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

11.	Long-term debt (continued):

(b)	Mortgage payable:

On September 10, 2002, Commerce Valley Realty Holdings Inc. (“CVRH”), a joint venture in which the Company has a 50.0% ownership interest, entered into a mortgage agreement with a lender to finance a building facility occupied by the Company. The Company’s proportionate share of the mortgage as at August 31, 2006 amounted to $11.7 million (Cdn. $13.0 million). The mortgage has a repayment term of 12 years and is denominated in Canadian dollars.

(c)	Long-term notes payable:

Long-term notes payable are comprised of the long-term liabilities of $1.0 million (Euro 0.8 million) assumed from the acquisition of Bitboys. The payable is denominated in Euro with repayment terms ranging from 31 months to 3 years from the acquisition date.

(d)	The Company’s payment obligations under the long-term debt are as follows:

Year ending August 31:
2007	$4,488
2008	4,617
2009	4,707
2010	4,317
2011	4,317
Thereafter through 2017	20,974

Total minimum payments on long-term debt	43,420

Less amount representing interest	11,214

Present value of net minimum payments on long-term debt	32,206

Less current portion of long-term debt	2,512

$29,694

Interest of $1.2 million and $0.9 million relating to the capital lease obligation and the mortgage payable, respectively, is included in interest expense for fiscal 2006 (2005 - $1.2 million and $0.9 million; 2004 - $1.1 million and $0.9 million).

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

12.	Shareholders’ equity:

(a)	Common shares issued and outstanding:

	Number	Amount
Outstanding, August 31, 2003	241,742,113	$582,454
Issued for cash	7,545,012	56,531

Outstanding, August 31, 2004	249,287,125	638,985
Issued for cash	4,186,180	30,170
Repurchased and cancelled	(2,000,000)	(5,280)
Stock option expense transferred from contributed surplus due to exercise of stock options by employees	—	1,691

Outstanding, August 31, 2005	251,473,305	665,566
Issued for cash	8,861,948	90,130
RSU vesting	239,471	3,701
Repurchased and cancelled	(1,932,000)	(5,268)
Stock option expense transferred from contributed surplus due to exercise of stock options by employees	—	11,579

Outstanding, August 31, 2006	258,642,724	$765,708

In March 2005, the Board of Directors authorized a share repurchase program through a normal course issuer bid (“NCIB”). Under the terms of the NCIB, the Company was permitted to repurchase up to 24.7 million of its common shares on the open market through March 29, 2006 at prevailing prices. During the year ended August 31, 2005, a total of 2,000,000 common shares were repurchased and cancelled for total consideration of $23.9 million pertaining to the NCIB.

In March 2006, the Board of Directors authorized the renewal of the Company’s NCIB for up to 25.1 million common shares. If considered advisable, common shares may be repurchased from time to time on the open market through March 29, 2007 at prevailing market prices. The timing and amount of purchases, if any, will be dependent upon the availability and alternative uses of capital, market conditions and other factors.

During fiscal 2006, the Company repurchased and cancelled 1,932,000 common shares for total consideration of $30.4 million. Of the common shares repurchased and cancelled, 408,100 that were bought for the amount of $5.7 million related to the first NCIB and 1,523,900 that were bought for the amount of $24.7 million related to the renewed NCIB.

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

12.	Shareholders’ equity (continued):

(b)	Preferred shares:

An unlimited number of preferred shares, ranking in priority upon distribution of assets over common shares, may be issued in series with additional provisions as fixed by the Board of Directors.

No preferred shares have been issued to date.

(c)	Common share option plans:

(i)	The Company maintains a share option plan (the “ATI Plan”) for the benefit of management directors, officers and employees. The ATI Plan, as amended, provides that the aggregate number of common shares available for issuance pursuant to options granted under the ATI Plan and all other share compensation arrangements is limited to 47,000,000 common shares. In general, the maximum number of common shares reserved for issuance in respect of any one individual may not exceed 5.0%, or in respect of insiders of the Company, may not exceed 10.0%, of the number of common shares issued and outstanding.

Options are granted under the ATI Plan at the discretion of the Board of Directors at exercise prices determined as the weighted average of the trading prices of the Company’s common shares on The Toronto Stock Exchange or NASDAQ for the five trading days preceding the effective date of the grant. In general, options granted under the ATI Plan vest over a period of up to four years from the grant date and expire by no later than the seventh anniversary of the date of grant.

Commencing the third quarter of fiscal 2005, the Company amended the ATI Plan to provide the Board of Directors with the discretion to award tandem stock appreciation rights (“tandem SARs”) in connection with all or a portion of the existing and future options granted under the ATI Plan. Tandem SARs provide an optionee with the right to surrender vested options for termination in return for common shares with a market value equal to the net proceeds that the optionee would have otherwise received had such optionee exercised the vested options and immediately sold the underlying shares. Tandem SARs were attached to new option grants only. Options subject to tandem SARs numbered 5,389,778 at August 31, 2006 (2005 - 3,169,015).

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

12.	Shareholders’ equity (continued):

(ii)	When the Company acquired ArtX, on April 4, 2000, it assumed the ArtX common shares options plan (the “ArtX Plan”). No new options have been issued under this plan since the date of acquisition. The Company maintains the ArtX Plan for the benefit of former directors, officers, employees and consultants of ArtX.

(iii)	Under an incentive plan entered into in June 2002, the Company provided certain employees with a performance incentive, consisting of a combination of cash and options, the receipt of which was conditional upon the Company entering into a specified business arrangement with a third party by April 2003, later extended to July 28, 2003. The cash portion of the incentive consisted of three equal payments of $2.7 million, with each payment to be made upon achievement of specified milestones under the arrangement with the third party. Under the plan, the employees were also granted options to purchase 2.6 million common shares at an exercise price of $6.96 per share. The options vest 25.0% on the first anniversary of the grant date and, thereafter, at 6.25% per quarter and are only exercisable in the event the Company is successful in entering into the aforementioned arrangement. In February 2003, the Company successfully entered into the business arrangement with the third party and all the conditions under the plan were determined to have been met in July 2003. As a result, the first payment of the cash portion of the incentive, in the amount of $2.7 million, was paid and included as compensation expense during 2003. The remaining two payments aggregating $5.4 million were accrued at August 31, 2003 and were amortized over 18 months. During fiscal 2006, a payment was made in the amount of $2.5 million and the liability accrued at August 31, 2006 relating to this incentive payment stood at $2.9 million. This was subsequently paid out in October 2006.

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

12.	Shareholders’ equity (continued):

The following is a summary of the maximum number of common shares issuable pursuant to outstanding stock options:

	2006		2005		2004
	Number of options outstanding	Weighted average price	Number of options outstanding	Weighted average price	Number of options outstanding	Weighted average price
Options outstanding, beginning of year	26,916,524	$13.14	27,883,127	$11.22	27,731,851	$8.31
Grant of additional options	2,692,835	16.57	5,354,205	15.95	8,639,607	16.21
Cancellation/expiry of options	(1,332,354)	16.32	(2,134,628)	16.28	(943,319)	11.77
Exercise of options	(9,010,679)	10.24	(4,186,180)	7.20	(7,545,012)	7.50

Options outstanding, end of year	19,266,326	$15.45	26,916,524	$13.14	27,883,127	$11.22

Exercisable, end of year	10,417,344	$13.97	14,365,985	$10.81	13,771,306	$8.99

As at August 31, 2006, the ranges of exercise prices for options outstanding and exercisable (vested) are as follows:

Price range	Number of options outstanding	Weighted average life (years)	Weighted average price	Number of options exercisable	Weighted average price
$ 0.09 - $ 0.93	429,107	3.25	$0.32	429,107	$0.32
$ 3.94 - $ 5.39	136,301	3.44	4.34	74,214	4.24
$ 6.14 - $ 9.01	2,659,703	2.13	6.74	2,641,270	6.74
$ 9.56 - $ 14.19	1,696,684	4.08	13.07	1,010,717	12.72
$14.47 - $ 21.35	14,263,931	4.88	17.88	6,221,736	18.25
$22.37	80,600	4.83	22.37	40,300	22.37

	19,266,326	4.38	$15.45	10,417,344	$13.97

As at August 31, 2006, the price range of $0.09 to $0.93, as noted above, represents all of the options unexercised relating to the ArtX Plan. All other options outstanding or exercisable relate to the ATI Plan. During the year ended August 31, 2006, 329,389 options relating to the ArtX Plan were exercised at a weighted average price of $0.34 and 70 options were cancelled at a weighted average price of $0.18.

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

12.	Shareholders’ equity (continued):

The weighted average estimated fair value at the date of grant for the options granted during fiscal 2006 was $7.46 per share (2005 - $8.04; 2004 - $8.96). The fair value of each option granted was estimated on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

	2006	2005	2004
Risk-free interest rate	4.2%	3.7%	3.7%
Dividend yield	—	—	—
Volatility factor of the expected market price of the Company’s common shares	52.0%	62.1%	69.2%
Expected life of the options	4.2 years	4.1 years	4.2 years

The estimated fair value of the stock options is amortized to expense on a straight-line basis over the options’ vesting period and the related expense for the year ended August 31, 2006 amounted to $33.0 million (2005 - $34.0 million). The stock option expense by functional areas is as follows:

	2006	2005
Cost of revenues	$1,398	$1,774
Selling and marketing	6,128	6,609
Research and development	19,790	20,105
Administrative	5,724	5,481

	$33,040	$33,969

(d)	Restricted share units:

In October 2003, the Company adopted three plans to grant RSU’s as part of its overall stock-based compensation plan. The RSU Plans allow participants to earn actual shares (or, for non-North American participants, the cash equivalent) of the Company over time, rather than options that give employees the right to purchase stock at a set price.

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

12.	Shareholders’ equity (continued):

The RSU Plans include: a plan for Canadian employees and directors; a plan for U.S. employees and directors; and a plan for all other employees and directors outside of North America. In accordance with the terms of the RSU Plans, the Board of Directors approves which employees and directors are entitled to participate in the respective plans and the number of RSUs to be awarded. Each RSU awarded conditionally entitles the participant to the delivery of one common share (or cash in lieu of such share for participants resident outside of North America) upon attainment of the RSU vesting period. RSUs awarded to participants vest in accordance with terms determined by the Board of Directors, which terms may include certain performance criteria in which the number of common shares (or cash in lieu of such common shares for participants resident outside of North America) to be delivered to a participant in respect of each RSU awarded is dependent upon the Company’s performance and/or market price of the common shares, as determined by the Board of Directors. At the time that RSUs are granted to participants in North America, the Board of Directors must determine whether the common shares to be delivered to participants upon the vesting of such RSUs will be purchased on the open market, issued from treasury or obtained from a combination of market purchases and treasury issuances. For participants outside of North America, if common shares are not issued from treasury, they are only entitled to receive a cash payment from the Company equal to the number of RSUs awarded to such participants multiplied by the value of the common shares on the NASDAQ Stock Market at the relevant vesting date. Each common share issued from treasury upon the vesting of such RSUs reduces the number of common shares available for issuance under the RSU plans. A total of 3,000,000 common shares have been reserved for issuance from treasury under the RSU Plans. RSUs that are satisfied through the purchase of common shares on the market vest over a maximum period ending December 31 of the third calendar year after the date of grant. Grants of RSUs to participants residing outside of North America are recognized at their face value, whereby the value of the RSUs and their related amortization are adjusted based on the underlying value of the Company’s common shares at the end of each fiscal quarter.

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

12.	Shareholders’ equity (continued):

During fiscal 2004, the Company granted a total of 1,556,244 RSUs to certain employees to replace the annual grant of options for the 2003 calendar year. The Company advanced $22.1 million to the trustee of the RSU Plans to enable the trustee to purchase the Company’s common shares in the open market for future delivery of such shares to the participants on the vesting dates of the RSUs. The cost of the purchase of these shares is classified as treasury stock and presented as a reduction of shareholders’ equity in the Company’s consolidated balance sheets. In addition, the Company also awarded a one-time cash payment of $7.8 million to the non-executive employees who were eligible to participate in the RSU Plans. The full amount of the cash payment was expensed in fiscal 2004.

During fiscal 2005, the Company started granting RSUs to its employees which are settled through the issuance of common shares of the Company from treasury. The number of RSUs granted in fiscal 2006 was 2,242,392 (2005 - 1,183,488), the number of RSUs vested was 749,018 (2005 - 508,803) and the number of RSUs forfeited was 273,874 (2005 - 57,084; 2004 - 42,327). Of the RSUs granted in fiscal 2006, 97,940 are subject to performance-related factors which result in the number of common shares that may be issued upon the settlement of such RSUs at each vesting date being dependent on the Company achieving certain performance targets. As at August 31, 2006, there were 3,351,018 (2005 - 2,131,518) RSUs awarded and outstanding.

The total expenses incurred by functional area for fiscal 2006, 2005 and 2004 pertaining to the amortization of RSUs are summarized in the following table:

	2006	2005	2004
Cost of revenues	$(307)	$961	$16
Selling and marketing	2,618	1,271	1,000
Research and development	11,697	5,008	4,423
Administrative	1,963	1,054	961

	$15,971	$8,294	$6,400

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

12.	Shareholders’ equity (continued):

(e)	Deferred share units:

During fiscal 2004, the Company established a plan to grant DSUs to its non-management directors. Under this plan, the directors will receive DSUs, in addition to cash payments, as part of their annual compensation package. A DSU is a unit equivalent in value to one common share of the Company based on the five-day average trading price of the Company’s common shares on the NASDAQ (the “Weighted Average Price”) immediately prior to the date on which the value of the DSU is determined. DSUs vest quarterly over a period of one year and may not be redeemed until the director leaves the Board, thereby providing an ongoing equity stake in the Company throughout the director’s period of service. On termination or retirement from the Board, directors will be able to redeem DSUs during the six-month period following their departure from the Board. DSUs, however, must be redeemed prior to the end of the year following departure from the Board, based on the Weighted Average Price at the time of redemption. Alternatively, a director may elect to receive RSUs in lieu of DSUs provided the market value of his holdings in the Company’s common stock equity is greater than $350,000. DSUs granted during fiscal 2006 numbered 45,500 (2005 - 40,625). As at August 31, 2006, there were 178,207 DSUs outstanding, of which 159,249 were vested.

As of the date of the grant, the fair values of the DSUs outstanding, being the fair market value of the Company’s common shares at that date, are recorded as a liability on the Company’s consolidated balance sheets and are amortized over the one-year vesting period of the DSU. The value of the DSU liability is adjusted to reflect changes in the market value of the Company’s common shares. The expense for fiscal 2006 related to DSUs granted to the directors for services rendered was $2.1 million (2005 - $0.2 million).

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

12.	Shareholders’ equity (continued):

(f)	Contributed surplus:

During fiscal 2006, a net total of $24.3 million was added to contributed surplus, of which $33.0 million and $14.2 million related to the amortization of stock option expense and RSU expense, respectively. The above increase was partly offset by $10.7 million worth of RSUs granted to employees that were exchanged for common shares upon vesting of the RSUs and $11.6 million pertaining to the amortization of stock option expense being reclassified to the share capital account as the related options were exercised during 2006 and $0.6 million related to the tax effect on the stock option and RSU expenses.

During fiscal 2005, a net total of $51.1 million was added to contributed surplus, of which $17.5 million related to the change in accounting for stock-based compensation (note 1(o)), $34.0 million and $8.1 million related to the amortization of stock option expense and RSU expense, respectively, and $0.4 million related to the tax effect on the stock option expense. The above increase was partly offset by $7.2 million worth of RSUs granted to employees that were exchanged for common shares upon vesting of RSUs and $1.7 million pertaining to the amortization of stock option expense being reclassified to the share capital account as the related options were exercised during 2005.

13.	Income taxes:

Income (loss) before income taxes and non-controlling interest consists of the following:

	2006	2005	2004
Income (loss) before income taxes and non-controlling interest:
Canadian	$(44,597)	$(10,587)	$51,682
Foreign	82,391	48,245	198,941

Income before income taxes and non-controlling interest	$37,794	$37,658	$250,623

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

13.	Income taxes (continued):

The	income tax expense (recovery) consists of the following:

	2006	2005	2004
Current:
Canadian	$17,584	$9,690	$28,586
Foreign	1,221	23,878	19,513
Future:
Canadian	(5,074)	(4,458)	(802)
Foreign	(8,987)	(8,381)	(1,473)

Income tax expense	$4,744	$20,729	$45,824

The	following is a summary of the components of the future tax assets and liabilities:

	2006	2005
Future income taxes:

Assets:
Capital assets	$5,206	$10,597
Reserves	8,802	7,334
Tax loss carryforwards and undeducted R&D pools	136,848	97,310
Stock-based compensation	15,686	10,568
Other	7,423	7,252

Total gross future tax assets	173,965	133,061
Valuation allowance	(96,411)	(82,304)

Net future tax assets	77,554	50,757

Liabilities:
Capital assets	16,082	14,097
Investment tax credits	27,061	22,204
Intangible assets	6,115	177
Deferred revenue	1,394	5,204

Total gross future tax liabilities	50,652	41,682

Net future tax assets	$26,902	$9,075

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

13.	Income taxes (continued):

Net future tax assets (liabilities) are classified for balance sheet purposes as follows:

	2006	2005
Current assets	$11,156	$5,348
Long-term assets	52,776	28,425
Long-term liabilities	(37,030)	(24,698)

	$26,902	$9,075

Income tax expense in the consolidated statements of operations and retained earnings varies from the amount that would be computed by applying the basic Canadian federal and provincial income tax rates to income before income taxes, as shown in the following table:

	2006	2005	2004
Income before income taxes and non-controlling interest	$37,794	$37,658	$250,623

Income taxes at Canadian rates	$13,606	$13,557	$85,212
Tax effect of:
Utilization of provincial research and development tax incentives	(5,795)	(5,673)	(3,008)
Foreign exchange	(7,313)	(12,070)	(7,787)
Tax rate differences of foreign jurisdictions	(26,177)	3,939	(41,242)
Change in valuation allowance for future tax assets	19,839	21,052	21,657
Tax effect related to stock options	(1,655)	3,649	(6,731)
Change in tax rates	10,356	(986)	(1,029)
Other	1,883	(2,739)	(1,248)

Income taxes	$4,744	$20,729	$45,824

No provision for Canadian income taxes was made for undistributed income for certain non-Canadian subsidiaries. The Company intends to reinvest this income indefinitely in operations outside Canada.

As at August 31, 2006, the Company had $84.4 million of net operating losses for income tax purposes. Income tax benefits have not been recognized in these financial statements for a significant portion of these losses. These losses will begin to expire commencing in fiscal 2010.

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

14.	Net income per share:

The following table presents a reconciliation of the numerators and denominators used in the calculations of the basic and diluted net income per share:

	2006	2005	2004
Net income	$33,071	$16,929	$204,799

Weighted average number of common shares outstanding (000’s):
Basic	253,061	250,680	245,257
Effect of dilutive securities	5,039	7,634	10,951

Diluted	258,100	258,314	256,208

Net income per share:
Basic	$0.13	$0.07	$0.84
Diluted	0.13	0.07	0.80

As at August 31, 2006, options to purchase 10,700,487 shares (2005 - 8,556,598; 2004 - 5,167,670) of common stock were outstanding but were not included in the calculation of diluted net income per share because to do so would have been anti-dilutive.

15.	Guarantees:

The Company and other owners of CVRH have jointly and severally provided a guarantee for the mortgage payment on a building facility occupied by the Company. In the event that CVRH is unable to meet the underlying mortgage payment to the lender, the Company and other owners of CVRH will be jointly and severally responsible under this guarantee.

In addition, the Company posted a letter of credit in the amount of $2.7 million (Cdn. $3.0 million) in favour of CVRH. CVRH has assigned this letter of credit to the exclusive benefit of the lender as additional security of the mortgage. The letter of credit has a term of five years and will expire on November 5, 2007. In the event of a lease default by the Company, the proceeds of the letter of credit will be paid to the lender.

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

16.	Other charges (recoveries):

Other charges (recoveries) include the following items:

	2006	2005	2004
Litigation matters (a)	$11,464	$—	$—
Regulatory matters (b)	84	2,508	1,885
Restructuring charge recovery - European operations (c)	—	—	(725)
Lease exit charge recovery (d)	—	—	(1,464)
AMD acquisition costs (e)	2,864	—	—

	$14,412	$2,508	$(304)

(a)	Litigation matters:

The amount relates to legal fees relating to U.S. Securities Class Action Lawsuits and a U.S. Shareholder Derivative Complaint, and litigation settlement costs in respect of litigation claims with American Video Graphics, LP. All of these litigation claims are further described in note 22 to the consolidated financial statements.

(b)	Regulatory matters:

On January 16, 2003, the Company announced that the staff of the Ontario Securities Commission (the “OSC”) had filed a notice of hearing and statement of allegations (the “Notice”) in relation to the Company and others. On March 29, 2005, a panel of the OSC approved a settlement agreement reached between the Company and OSC staff. As part of the settlement, the Company agreed to pay Cdn. $900,000 in costs and settlement payments and agreed to provide a letter of comfort confirming its practices and procedures related to trading and corporate governance. The individuals named in the notice, other than Mr. K. Y. Ho, the then Chairman and Chief Executive Officer of the Company, and his wife, also entered into settlement agreements with the OSC. In October 2005, a panel of three commissioners of the OSC dismissed all allegations of insider trading against Mr. Ho and his wife. The panel’s decision completely exonerated Mr. Ho and his wife. The decision was made following a hearing which was held by the OSC panel in the spring of 2005.

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

16.	Other charges (recoveries) (continued):

(c)	Restructuring charge recovery - European operations:

The following table details the activity through the restructuring liabilities accrual:

	2006	2005
Balance, beginning of year	$—	$18
Cash payments	—	(18)

Balance, end of year	$—	$—

(i)	During fiscal 2003, the Company announced the closure of ATI Technologies (Europe) Limited (“ATEL”), its subsidiary in Dublin, Ireland, and recorded a pre-tax charge of $2.8 million. The charge included a $1.4 million write-down of ATEL’s building facility to estimated fair value less cost to sell. The Company completed the major components of the exit plan for ATEL in July 2003.

During fiscal 2004, the Company was able to sell ATEL’s building facility at a higher price than originally estimated, resulting in a recovery of $0.5 million from the restructuring charge.

(ii)	During fiscal 2003, the Company decided to close the operations of ATI Research GmbH, its FireGL product division located in Starnberg, Germany, in order to consolidate its research and development activities. As a result, the Company recorded a pre-tax charge of $3.8 million pertaining to the closure of ATI Research GmbH.

During fiscal 2004, the Company recovered $0.2 million related to the restructuring charge of ATI Research GmbH.

During fiscal 2004, the Company made a cash payment of $3.5 million relating to the pre-tax charge recorded in fiscal 2003. The Company completed the major components of its exit plan for ATI Research GmbH in December 2003. During fiscal 2005, the Company paid off the remaining balance of $18,000 relating to the restructuring liabilities accrual.

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

16.	Other charges (recoveries) (continued):

(d)	Lease exit charge recovery:

During fiscal 2003, the Company determined that it would exit the two leased properties located in Markham, Ontario. As a result, the Company recognized the fair value of the future net costs related to the leases in the amount of $2.7 million as a charge for the year.

During fiscal 2004, the Company determined that it would re-occupy the two leased properties, due to an expansion of business. This resulted in a reduction of the previously accrued exit charge liability in the amount of $1.5 million.

(e)	AMD acquisition costs:

This amount relates to fees, costs and expenses incurred in respect of the proposed acquisition of the Company by an indirect wholly owned subsidiary of Advanced Micro Devices, Inc. (“AMD”), as further described in note 23. It includes all fees of financial advisors, filing fees, legal and accounting fees and mailing costs incurred to August 31, 2006.

17.	Segmented information:

The Company designs and manufactures innovative 3D graphics and digital media silicon solutions. The Company determined in the first quarter of fiscal 2005 that it operates in two reportable segments: Personal Computer (“PC”) and Consumer. The PC segment includes all 3D graphics, video and multimedia products and chipsets which are developed for use in desktop and notebook personal computers including professional workstations, servers and home media PCs. The Consumer segment includes products used in mobile phones, PDAs, DTVs and set-top boxes. The Consumer segment also includes royalties and contract engineering services derived from mobile phone, DTVs and game console products.

The Company’s management evaluates segment performance based on revenue and on operating income (loss) which is calculated as income (loss) from operations before taxes, excluding expenses related to stock-based compensation, amortization of intangible assets and other charges.

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

17.	Segmented information (continued):

The Company does not identify or allocate total assets by reportable segment. In addition, there are no inter-segment revenues. The accounting policies for all operating segments are the same as those described in the summary of significant accounting policies.

The following table presents the revenues and operating income (loss) of the two reportable segments for the years ended August 31, 2006, 2005 and 2004, based on the reportable segments identified in 2005:

	Consolidated			PC			Consumer
	2006	2005	2004	2006	2005	2004	2006	2005	2004
Revenues	$2,432,252	$2,222,509	$1,996,717	$1,882,340	$1,905,759	$1,765,595	$549,912	$316,750	$231,122
Operating income (loss)	89,818	78,750	263,125	(18,298)	47,248	247,514	108,116	31,502	15,611

The following table reconciles total operating income for reportable segments to income from operations as reported in the consolidated statements of operations and retained earnings:

	2006	2005	2004
Total operating income for reportable segments	$89,818	$78,750	$263,125
Unallocated amounts:
Amortization of intangible assets	(13,332)	(8,919)	(6,115)
Stock-based compensation expense	(51,104)	(42,504)	(7,583)
Other (charges) recoveries	(14,412)	(2,508)	304

Income from operations in consolidated statements of operations and retained earnings	$10,970	$24,819	$249,731

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

17.	Segmented information (continued):

The following tables provide revenues by geographic area, as well as capital assets, intangible assets and goodwill by geographic area. The breakdown in revenues by geographic area in the following table is based on customer and royalty payer location, whereas the breakdown in capital assets, intangible assets and goodwill is based on physical location.

	2006	2005	2004
Revenues:
Canada	$14,158	$20,359	$22,439
United States	277,035	253,594	257,542
Europe	63,023	82,817	95,287
Asia-Pacific	2,078,036	1,865,739	1,621,449

Consolidated revenues	$2,432,252	$2,222,509	$1,996,717

	2006	2005
Capital and intangible assets and goodwill:
Canada	$96,145	$98,602
United States	209,505	212,348
Europe	32,979	231
Asia-Pacific	15,401	9,420

Consolidated capital, intangible assets and goodwill	$354,030	$320,601

At August 31, 2006, none of the Company’s customers accounted for 10% or more of consolidated accounts receivable balance (2005 - one customer accounted for 12.0%). In fiscal 2006, one customer accounted for 11.7% and another customer accounted for 11.4% of consolidated revenues (2005 - two customers accounted for 10.7% and 10.3%, respectively; 2004 - one customer accounted for 10.6%).

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

18.	Commitments:

The Company is committed to the following minimum payments related to leased office premises and license and royalty agreements:

Year ending August 31	Office premises	License and royalty agreements	Total
2007	$13,249	$28,752	$42,001
2008	11,470	22,432	33,902
2009	9,975	3,234	13,209
2010	8,340	—	8,340
2011	4,673	—	4,673
2012 and thereafter	4,456	—	4,456

19.	Joint venture:

In February 1999, the Company entered into a 50.0% ownership joint venture agreement for the purpose of constructing a new building facility in Markham, Ontario. The building facility was completed in April 2002 and is fully occupied by the Company. The completed cost of the building facility amounted to $33.3 million.

The following amounts represent the Company’s proportionate interest in the joint venture:

	2006	2005
Condensed balance sheet information:
Current assets	$1,003	$1,470
Other current liabilities	(1,485)	(1,278)
Long-term debt	(10,631)	(10,932)

Condensed cash flows:
Financing activities	$(1,848)	$(1,261)
Operating activities	653	1,124

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

20.	Supplemental cash flow information:

	2006	2005	2004
Supplemental cash flow information:
Interest paid	$1,961	$1,990	$1,946
Interest received	19,609	12,421	4,358
Income taxes paid	4,428	2,960	1,653

21.	Canadian and United States accounting policies differences:

(a)	The following table reconciles net income for the year as reported on the consolidated statements of operations and retained earnings prepared in accordance with Canadian GAAP to the consolidated net income for the year that would have been reported had the financial statements been prepared in accordance with U.S. GAAP:

	2006	2005	2004
Net income in accordance with Canadian GAAP	$33,071	$16,929	$204,799
Expenses related to stock options (a)(i)	(1,964)	33,969	—
Write-off of purchased in-process R&D (a)(ii)	(4,200)	—	—
Amortization of purchased in-process R&D (a)(ii)	1,680	—	—
Tax effect of amortization of purchased in-process R&D (a)(ii)	(437)	—	—
Stock-based compensation expenses (a)(iii), (a)(iv)	—	(1,458)	(9,579)
Amortization difference on stock-based compensation	70	—	—
Tax effect of stock options (a)(i), (a)(v)	(9,345)	(7,876)	(7,291)
Other (a)(vi)	112	112	112

Net income in accordance with U.S. GAAP	$18,987	$41,676	$188,041

Net income per share in accordance with U.S. GAAP:
Basic	$0.08	$0.17	$0.77
Diluted	0.07	0.16	0.73

Weighted average number of common shares outstanding (000’s):
Basic	253,061	250,680	245,257
Diluted	258,457	258,314	256,208

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

21.	Canadian and United States accounting policies differences (continued):

(i)	Under Canadian GAAP, effective September 1, 2004, the Company adopted the fair value method of recognizing stock-based compensation. For U.S. GAAP purposes, prior to September 1, 2005, the Company accounted for its stock options under the provisions of the Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees and related interpretations. Accordingly, the Company recognized stock-based compensation expense based on intrinsic value under U.S. GAAP prior to fiscal 2006. Effective September 1, 2005, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) 123(R), Share-Based Payment, using the modified-prospective transition method. Under this transition method, compensation cost recognized in fiscal 2006 includes the following: (a) compensation expense related to any stock-based payments granted prior to, but not yet vested as of August 31, 2005, and (b) compensation expense for any stock-based payments granted subsequent to August 31, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). Based on its historical experience and current expectations, under SFAS 123(R), the Company has assumed a 6% forfeiture rate. Operating results for prior periods have not been restated.

The Company estimates the fair value of the options at the grant date using the Black-Scholes-Merton closed-form option pricing model and amortizes that value to expense over the options’ vesting periods. The Company treats grants with graded vesting as a series of awards. The weighted average estimated fair value at the date of grant for the stock options granted within the year ended August 31, 2006 was $7.46 per share (2005 - $8.04; 2004 - $8.96). The weighted average assumptions used to determine the fair value, with respect to risk-free interest rate, dividend yield, volatility factor and expected life, are the same as those under the Canadian GAAP (note 12(c)(iii)).

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

21.	Canadian and United States accounting policies differences (continued):

Had the Company adopted the fair value based method under SFAS 123, the Company’s net income and net income per share under U.S. GAAP would have been reported as the pro forma amounts indicated below:

	2005	2004
Net income:
As reported	$41,676	$188,041
Pro forma adjustment for stock-based compensation	(33,904)	(14,695)

Pro forma net income	$7,772	$173,346

Basic net income per share:
As reported	$0.17	$0.77
Pro forma	0.03	0.71

Diluted net income per share:
As reported	$0.16	$0.73
Pro forma	0.03	0.68

(ii)	Under Canadian GAAP, purchased in-process R&D is capitalized and amortized over its estimated useful life, and related future income taxes are recognized. Asset recoverability is reviewed on an ongoing basis. Under U.S. GAAP, purchased in-process R&D is written off at the time of acquisition, and there are no deferred income tax implications.

(iii)	Under U.S. GAAP, options granted after January 18, 2001, with an exercise price denominated in a currency other than the currency of the primary economic environment of either the employer or the employee, are required to be accounted for under the variable plan method. During the period from January 19, 2001 to February 28, 2002, certain options were granted with exercise prices in Canadian dollars. Under Canadian GAAP, there is no equivalent requirement. There were no such options granted after February 28, 2002.

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

21.	Canadian and United States accounting policies differences (continued):

(iv)	Under U.S. GAAP, the intrinsic value of the stock options issued under the incentive plan entered into in June 2002 (note 12(c)(iii)) is calculated as the increase in the Company’s stock price between the grant date and the date on which all the conditions of the specified business arrangement were determined to have been met. The compensation expense is recognized over the vesting period of the options. Under Canadian GAAP, there is no equivalent requirement.

(v)	Under U.S. GAAP, the excess tax benefit associated with deductible stock option compensation is treated as an increase in share capital. Under Canadian GAAP, the excess tax benefit is treated as a reduction to the income tax provision.

(vi)	Under Canadian GAAP, loss on a hedging transaction is allowed to be amortized over the term of the mortgage. Under U.S. GAAP, loss on a hedging transaction is written off when the hedge is determined to be ineffective.

(b)	The following table indicates the differences between the amounts of certain consolidated balance sheet items determined in accordance with Canadian and U.S. GAAP:

	2006			2005
	U.S. GAAP	Canadian GAAP	Difference	U.S. GAAP	Canadian GAAP	Difference
Assets:
Prepayments and sundry receivables (a)(vi)	$30,224	$28,917	$1,307	$28,085	$24,463	$3,622
Intangible assets	33,637	36,157	(2,520)	17,631	17,631	—
Goodwill (b)(v)	172,305	193,125	(20,820)	170,367	190,095	(19,728)
Future income tax assets - long-term (a)(ii)	45,378	52,776	(7,398)	20,661	28,425	(7,764)

Liabilities and shareholders’ equity:
Future income tax liabilities - long-term	36,375	37,030	(655)	24,698	24,698	—
Share capital	766,307	765,708	599	656,454	665,566	(9,112)
Contributed surplus	74,915	86,091	(11,176)	48,725	61,795	(13,070)
Retained earnings	308,391	301,349	7,042	314,496	293,370	21,126
Accumulated other comprehensive income	2,242	—	2,242	4,669	—	4,669
Currency translation adjustments	(19,209)	8,274	(27,483)	(19,209)	8,274	(27,483)

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

21.	Canadian and United States accounting policies differences (continued):

(i)	Canadian GAAP requires the proportionate consolidation of interests in joint ventures. Proportionate consolidation is not permitted under U.S. GAAP and interests in joint ventures are accounted for in accordance with the equity basis of accounting.

Although the adoption of proportionate consolidation has no impact on net income or shareholders’ equity, it does increase assets, liabilities, revenue, expenses and cash flows from operations from those amounts otherwise reported under U.S. GAAP. As allowed for under the rules of the Securities and Exchange Commission, this difference has not been reflected in the table of certain consolidated balance sheet items presented above.

(ii)	Additional disclosures as required in accordance with U.S. GAAP:

(a)	As at August 31, 2006, the consolidated accounts receivable provision for returns and doubtful accounts was approximately $27.1 million (2005 - $22.4 million).

(b)	As at August 31, 2006, sales rebates payable represent 29.8% of total consolidated current liabilities (2005 - 24.2%).

(c)	For the year ended August 31, 2006, the net foreign exchange gain was approximately $4.8 million (2005 - $1.2 million; 2004 - $0.5 million).

(d)	For the year ended August 31, 2006, the advertising costs incurred by the Company were approximately $27.9 million (2005 - $27.5 million; 2004 - $22.5 million).

(e)	As at August 31, 2006, warranty payable stood at $0.6 million (2005 - $0.6 million).

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

21.	Canadian and United States accounting policies differences (continued):

(iii)	Comprehensive income:

SFAS No. 130, Reporting Comprehensive Income, requires disclosure of comprehensive income, which includes reported net income adjusted for other comprehensive income. Other comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The following table presents comprehensive income and its components:

	2006	2005	2004
Net income in accordance with U.S. GAAP	$18,987	$41,676	$188,041
Other comprehensive income:
Unrealized gain (loss) on forward foreign exchange contracts(1)	(2,427)	3,393	1,276

Comprehensive income	$16,560	$45,069	$189,317

(1)	As at August 31, 2006, the Company had Cdn. $142.2 million (2005 - Cdn. $94.5 million) outstanding in forward foreign exchange contracts that mature in the next nine months at an average exchange rate of 1.1202. All of the forward foreign exchange contracts have become favourable to the Company since their inception and have an unrealized gain of $2.2 million at August 31, 2006 (2005 - $4.7 million). For U.S. GAAP proposes, the Company recognizes the fair value of these contracts on its consolidated balance sheets.

(iv)	Operating, financing and investing cash flows presented on the consolidated statements of cash flows under Canadian GAAP would not differ from amounts disclosed in consolidated cash flow statements prepared under U.S. GAAP.

(v)	Under Canadian GAAP, the aggregate purchase price of ArtX was based on the average closing market price of the Company’s common shares around the closing date of the transaction. Under U.S. GAAP, the aggregate purchase price of ArtX was based on the average closing market price of the Company’s common shares around the date of the announcement of the transactions. As a result, the recorded amount of goodwill and related amount of accumulated amortization differ.

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

21.	Canadian and United States accounting policies differences (continued):

(c)	New United States accounting pronouncements:

In June 2005, the Financial Accounting Standard Board (“FASB”) issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and FASB No. 3, Reporting Accounting Changes in Interim Financial Statements. The statement applies to all voluntary changes in accounting principle and changes the requirements for accounting for and reporting of a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods’ consolidated financial statements of a voluntary change in accounting principle unless to do so is impracticable. It is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Earlier application is permitted for accounting changes and corrections of errors made occurring in fiscal years beginning after June 1, 2005. The Company does not expect the effect of SFAS No. 154 to have a material impact on its consolidated financial statements.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertain Tax Positions. This is an interpretation of FASB Statement No. 109, Accounting for Income Taxes (“FIN 48”). Under FIN 48, an entity should presume that a taxing authority will examine a tax position when evaluating the position for recognition and measurement; therefore, assessment of the probability of the risk of examination is not appropriate. This standard is effective for the Company’s 2008 fiscal year. The Company is assessing the impact of the new standard.

22.	Litigation:

(a)	American Video Graphics LP:

In August 2004, American Video Graphics LP (“AVG”) filed a series of lawsuits in the United States District Court for the Eastern District of Texas. The lawsuits alleged infringement of several patents by various PC manufacturers, game console manufacturers and game publishers resulting from graphics and graphics processing functionality. Reconfiguration of these suits resulted in a total of six suits. Of these six suits, there were two suits pending against the entire group of PC manufacturers (the “PC Makers Suits”) and two suits pending against the entire group of game console manufacturers (the “Game Console Suits”).

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

22.	Litigation (continued):

The Company voluntarily intervened in the PC Makers Suits and the Game Console Suits. Two other suppliers of graphic processors also intervened: Intel Corporation (“Intel”) voluntarily intervened in the PC Makers Suits and Nvidia Corporation (“Nvidia”) voluntarily intervened in the PC Makers Suits and Game Console Suits (the Company, Intel and Nvidia are collectively referred to as the “Intervenors”).

In January 2006, a definitive settlement agreement was approved by the Court and entered into by substantially all of the parties (including defendants and Intervenors) involved in the PC Makers Suits and Game Console Suits and AVG (two parties, unrelated to the Company, are not part of the definitive agreement and, consequently, claims relating solely to these two entities did survive). As part of the settlement agreement, the Company made a settlement payment of approximately $8.6 million to AVG. In exchange for the settlement payment from the Company and a confidential sum of monies payable to AVG by the defendants and other Intervenors, the settlement provided, in part: (i) all pending claims and suits were dismissed with prejudice against the settling defendants and Intervenors; (ii) a license to the entirety of the AVG patent portfolio (which includes, but is not limited to, the patents in the suits) were granted to the Company and customers and users of all of the Company’s products; and (iii) a full and complete waiver of any claim for indemnification that any defendant or Intervenor may have had against any other settling party. Additionally, AVG was entitled to pursue further action against those parties not involved in these suits involving products that do not incorporate graphics processors from the Intervenors (e.g. non-Intervenor graphics processor suppliers).

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

22.	Litigation (continued):

(b)	U.S. securities class action lawsuits:

In August and September 2005, five class action lawsuits were filed in the United States District Court for the Eastern District of Pennsylvania against the Company and certain of its directors and officers on behalf of shareholders who purchased the Company’s common shares between October 7, 2004 and on or about June 23, 2005. The claims alleged that the Company and certain of its directors and officers violated U.S. securities law by failing to disclose material facts and making statements that contained misrepresentations about its business and future outlook. It is alleged that as a result of the failure to disclose material facts and the alleged misrepresentations, the Company’s stock traded at artificially inflated prices until the stock price dropped on the news of its third quarter results in June of 2005. The claims further allege that, while in possession of material undisclosed information, certain directors and officers sold a portion of their common shares at inflated prices. On May 23, 2006, the Court dismissed one of the five actions because the plaintiff failed to serve the summons and complaint. On June 29, 2006, the Court consolidated the four remaining actions, designated the lead plaintiffs and approved the selection of the lead plaintiffs’ counsel as lead counsel. On September 28, 2006, the lead plaintiffs filed a consolidated amended complaint. The defendants’ response to the consolidated amended complaint is due November 27, 2006.

The Company currently believes the amount of the ultimate liability, if any, with respect to the U.S. securities class action lawsuits will not materially affect its financial position, results of operations or liquidity. The Company and the named directors and officers intend to defend themselves vigorously. However, the ultimate outcome of any litigation is uncertain and should any of these actions or proceedings against the Company be successful, the Company may be subject to significant damages awards which could have a material adverse effect on its financial position.

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

22.	Litigation (continued):

(c)	U.S. shareholder derivative complaint:

In August 2005, a shareholder derivative complaint was filed in the Superior Court of the State of California for the County of Santa Clara by an alleged shareholder purporting to act on behalf of the Company. The defendants to the complaint included certain members of the Board of Directors and certain officers, and the Company itself as nominal defendant. The complaint alleged violations of California law, including breaches of fiduciary duties, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment and violation of California Corporations Code sections regarding insider trading, during the period between October 2004 and June 2005, based on allegations of inaccurate disclosures and improper trading activity, which allegations were essentially identical to the allegations in the securities class actions noted above. In January 2006, the plaintiff filed an amended complaint that contained the same claims and allegations. The Company and certain directors and officers then responded with motions to dismiss the claims based on the requirements of Canadian law and the inconvenience of the California forum. On February 24, 2006, the Court entered an order dismissing six of the seven causes of action with prejudice, which resulted in dismissal of seven of the nine individual defendants. Accordingly, one claim remained in the case, against two defendants for alleged violation of the California insider trading statute. On March 13, 2006, the Company filed a motion to dismiss the outstanding cause of action on the grounds that the plaintiff has failed to satisfy the presuit demand pleading requirements under California law, and additional motions were filed seeking dismissal of the remaining claim against one of the remaining defendants on other grounds. On April 20, 2006, the plaintiff filed a request for dismissal with prejudice of the entire action, which was entered by the Court that same day, dismissing the case in its entirety.

23.	Subsequent event:

On July 24, 2006, it was publicly announced that AMD, through its indirect wholly owned subsidiary, and the Company had entered into an acquisition agreement pursuant to which AMD had agreed to acquire all of the outstanding common shares of the Company for a combination of approximately $4.2 billion in cash and 57 million shares of AMD common stock.

The transaction was unanimously approved by the Board of Directors of each company. The transaction was subject to the approval by the Company’s shareholders, Canadian Court supervision of a Plan of Arrangement and other regulatory approvals, including merger notification filings in the United States, Canada and other jurisdictions, as well as customary closing conditions.

ATI TECHNOLOGIES INC.

Notes to Consolidated Financial Statements (continued)

(Tabular amounts in thousands of U.S. dollars, except per share amounts)

Years ended August 31, 2006, 2005 and 2004

23.	Subsequent event (continued):

On October 13, 2006, at the Special Meeting of Shareholders called to approve the Plan of Arrangement relating to the proposed acquisition of the Company by AMD, the shareholders voted overwhelmingly to approve the proposed acquisition.

The Company obtained final Court approval for the arrangement on October 17, 2006. All other closing conditions have been satisfied. The transaction was completed on October 24, 2006 and became effective as of 12:01 a.m. on October 25, 2006. Pursuant to the terms of the Company’s stock-based compensation plans, all the outstanding stock options and RSUs of the Company were converted into equivalent numbers of AMD stock options and RSUs in October 2006, as a result of a change of control of the Company.

The Company assessed what, if any, impact the above noted transaction would have on the financial statements, including the impact on future demand and budgeting and the implications to inventory obsolescence and goodwill impairment testing. No adjustment has been made to the financial statements to reflect the impact of a change in control for stock options and income taxes.

Upon closing of the transaction on October 24, 2006, the Company was obligated to pay an advisory fee of $20.05 million to Credit Suisse First Boston.

24.	Comparative figures:

Certain 2005 and 2004 figures have been reclassified to conform with the financial statement presentation adopted in 2006.